Exhibit 11



               General DataComm Industries, Inc. and Subsidiaries
                         Calculation of Loss per Share
                      (In thousands except per share data)


                                         Three months ended   Nine months ended
                                              June 30,              June 30,
                                            1997    1996          1997    1996
-------------------------------------------------------------------------------
Primary loss per share:

 Weighted average number of common
 shares outstanding                        21,148  20,797      21,063    20,656
 Assumed exercise of certain stock
 options                                      -       -            -       -
-------------------------------------------------------------------------------
                                           21,148  20,797      21,063    20,656
-------------------------------------------------------------------------------
 Net loss                                ($13,820)($7,767)   ($31,212) ($12,314)
 Payment of preferred stock dividends        (450)    -        (1,350)      -
-------------------------------------------------------------------------------
                                         ($14,270)($7,767)   ($32,562) ($12,314)
-------------------------------------------------------------------------------
Primary loss per share                     ($0.67) ($0.37)    ($1.55)   ($0.60)
-------------------------------------------------------------------------------

Primary loss per share:

The fully-diluted loss per share calculation is identical to the calculation presented above.